Exhibit 99.1

Intercontinental Exchange Reports Fourth Quarter 2016 GAAP Diluted EPS of $0.59 on Revenues of $1.1 Billion; Fourth Quarter 2016 Adjusted Diluted EPS of $0.71, +9% y/y

•	Record full year 2016 revenues less transaction-based expenses of $4.5 billion
•	Full year 2016 GAAP diluted EPS of $2.37, +4% y/y; Adj. diluted EPS of $2.78, +14% y/y
•	Raises dividend 18% y/y; expects share repurchases of $200 million in first quarter 2017

ATLANTA & NEW YORK, February 7, 2017 - Intercontinental Exchange (NYSE: ICE), the leading global network of exchanges and clearing houses and provider of global data and listing services, today reported financial results for the fourth quarter and full year of 2016. For the quarter ended December 31, 2016, consolidated net income attributable to ICE was $352 million on $1.1 billion of consolidated revenues less transaction-based expenses. Fourth quarter GAAP diluted earnings per share (EPS) were $0.59. On an adjusted basis, net income was $428 million in the fourth quarter, and diluted EPS were $0.71.

For the full year of 2016 consolidated net income attributable to ICE was $1.4 billion on $4.5 billion of consolidated revenues less transaction-based expenses. Full year 2016 GAAP diluted EPS were $2.37. On an adjusted basis, net income was $1.7 billion for the full year of 2016, and diluted EPS were $2.78. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income and adjusted diluted EPS.

"Amidst a volatile and dynamic environment, we delivered our eleventh consecutive year of record revenue," said ICE Chairman and CEO Jeffrey C. Sprecher. "Despite the challenges of market volatility driven by geopolitics, we achieved our objectives by working closely with our customers across trading, risk management and data to again deliver strong revenue growth, margin expansion and double-digit profit increases. We are excited about collaborating with our customers in 2017 given the range of ways we are working to serve their evolving trading, listing, data and risk management needs.”

Scott A. Hill, ICE CFO, added: “In the first year of our integration of Interactive Data, we surpassed our synergy target and met our ambitious revenue growth target while expanding margins. We also generated record operating cash flow of $2.1 billion in 2016, which enabled us to reduce our debt by approximately $1 billion, announce our third double digit increase in our dividend, and increase our share repurchases for 2017. Our strategy, execution, and disciplined capital allocation has led to significant value creation and future growth opportunities."

Fourth Quarter 2016 GAAP Results

Fourth quarter 2016 consolidated revenues, less transaction-based expenses, were $1.1 billion. Trading and clearing segment revenues, less transaction-based expenses, were $518 million in the fourth quarter 2016, flat compared to the prior fourth quarter. Data and listings segment revenues were $620 million in the fourth quarter of 2016, including data services revenues of $515 million and listings revenues of $105 million.

Consolidated operating expenses were $580 million for the fourth quarter of 2016, including $15 million in Interactive Data transaction and integration expenses. Consolidated operating income for the fourth quarter was $558 million and operating margin was 49%. The effective tax rate for the fourth quarter was 32%.

Full Year 2016 GAAP Results

Full year 2016 consolidated revenues, less transaction-based expenses, were $4.5 billion. Trading and clearing segment revenues, less transaction-based expenses, were $2.1 billion, in 2016, up 2% compared to 2015. Data and listings segment revenues were $2.4 billion in 2016, including data services revenues of $2.0 billion and listings revenues of $419 million.

Consolidated operating expenses were $2.3 billion for 2016, including $46 million in NYSE and Interactive Data transaction and integration expenses, $33 million related to the impairment of an intangible asset for Creditex customer relationships, and $4 million related to employee severance costs resulting from the closure of the Creditex U.K. brokerage operation. Consolidated operating income for 2016 was $2.2 billion and operating margin was 48%. The effective tax rate for 2016 was 29%.

Consolidated cash flows from operations were $2.1 billion for the full year of 2016, up 64% compared to the prior year. Operational capital expenditures in 2016 were $177 million and capitalized software development costs totaled $115 million.

Unrestricted cash was $407 million and outstanding debt was $6.4 billion as of December 31, 2016.

Financial Guidance

Based on ICE's outlook for continued solid top-line growth and ongoing integration and expense synergies, ICE provided the following guidance for 2017.

	GAAP	Non-GAAP
2017 Data Services Revenue	+5% y/y	At least 6% in constant currency(2)
2017 Operating Expenses	$2.23-$2.27 billion	$1.94-$1.98 billion(1)
1Q17 Operating Expenses	$565-$575 million	$495-$505 million(1)
2017 Expense Synergies	~$60 million
2017 Interest Expense	~$44 - $45 million per quarter
2017 Capital Expenditures	$280 - $300 million for operational capital expenditures and capitalized development $40 - $45 million for real estate capital expenditures
2017 Effective Tax Rate	28% - 31%
2017 Weighted Average Shares Outstanding	595 - 605 million shares reflected for expected 1Q17 share repurchases

(1) 2017 and 1Q17 Non-GAAP operating expenses exclude amortization of acquisition-related intangibles.

(2) Data revenues in constant currency are calculated holding both the pound sterling and euro at the average exchange rate from 2016.

Earnings Conference Call Information

ICE will hold a conference call today, February 7, at 8:30 a.m. ET to review its fourth quarter and full year 2016 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 6446036 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

The conference call for the first quarter 2017 earnings has been scheduled for May 3, 2017 at 8:30 a.m. ET. Please refer to the Investor Relations website at www.ir.theice.com for additional information.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at: http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income

(In millions, except per share amounts)

	Year Ended December 31		Three Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Transaction and clearing, net	$3,384	$3,228	$818	$814
Data services	1,978	871	515	257
Listings	419	405	105	102
Other revenues	177	178	46	46
Total revenues	5,958	4,682	1,484	1,219
Transaction-based expenses:
Section 31 fees	389	349	99	86
Cash liquidity payments, routing and clearing	1,070	995	247	258
Total revenues, less transaction-based expenses	4,499	3,338	1,138	875
Operating expenses:
Compensation and benefits	945	611	237	166
Professional services	137	139	36	37
Acquisition-related transaction and integration costs	80	88	19	54
Technology and communication	374	203	97	56
Rent and occupancy	70	57	18	12
Selling, general and administrative	116	116	33	34
Depreciation and amortization	610	374	140	98
Total operating expenses	2,332	1,588	580	457
Operating income	2,167	1,750	558	418
Other income (expense):
Interest expense	(178)	(97)	(44)	(30)
Other income (expense), net	40	—	16	3
Other expense, net	(138)	(97)	(28)	(27)
Income before income tax expense	2,029	1,653	530	391
Income tax expense	580	358	171	18
Net income	1,449	1,295	359	373
Net income attributable to non-controlling interest	(27)	(21)	(7)	(3)
Net income attributable to Intercontinental Exchange, Inc.	$1,422	$1,274	$352	$370

Earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Basic	$2.39	$2.29	$0.59	$0.66
Diluted	$2.37	$2.28	$0.59	$0.66
Weighted average common shares outstanding:
Basic	595	556	595	558
Diluted	599	559	600	562
Dividend per share	$0.68	$0.58	$0.17	$0.15

Consolidated Balance Sheets

(In millions)

	As of	As of
	December 31, 2016	December 31, 2015
Assets:
Current assets:
Cash and cash equivalents	$407	$627
Short-term investments	23	29
Short-term restricted cash and investments	679	657
Customer accounts receivable, net	777	700
Margin deposits and guaranty funds	55,150	51,169
Prepaid expenses and other current assets	97	131
Total current assets	57,133	53,313
Property and equipment, net	1,129	1,037
Other non-current assets:
Goodwill	12,291	12,079
Other intangible assets, net	10,420	10,758
Long-term restricted cash and investments	264	263
Long-term investments	432	299
Other non-current assets	334	238
Total other non-current assets	23,741	23,637
Total assets	$82,003	$77,987

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$388	$398
Section 31 fees payable	131	116
Accrued salaries and benefits	230	215
Deferred revenue	114	98
Short-term debt	2,493	2,591
Margin deposits and guaranty funds	55,150	51,169
Other current liabilities	111	156
Total current liabilities	58,617	54,743
Non-current liabilities:
Non-current deferred tax liability, net	2,958	2,837
Long-term debt	3,871	4,717
Accrued employee benefits	430	478
Other non-current liabilities	337	337
Total non-current liabilities	7,596	8,369
Total liabilities	66,213	63,112
Redeemable non-controlling interest	36	35
Equity:
Intercontinental Exchange, Inc. shareholders’ equity:
Common stock	6	6
Treasury stock, at cost	(40)	(1,448)
Additional paid-in capital	11,306	12,290
Retained earnings	4,789	4,148
Accumulated other comprehensive loss	(344)	(188)
Total Intercontinental Exchange, Inc. shareholders’ equity	15,717	14,808
Non-controlling interest in consolidated subsidiaries	37	32
Total equity	15,754	14,840
Total liabilities and equity	$82,003	$77,987

Non-GAAP Financial Measures and Reconciliation
We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with our GAAP results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparison of results because the items described below as adjustments to GAAP are not reflective of our core business performance. These financial measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from non-GAAP measures used by other companies. We use these adjusted results because we believe they more clearly highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our core operating performance. We strongly recommend that investors review the GAAP financial measures included in our Annual Report on Form 10-K, including our consolidated financial statements and the notes thereto.

Adjusted net income attributable to ICE common shareholders and adjusted diluted earnings per share for the periods presented below are calculated by adding or subtracting the adjustments described below, which are not reflective of our cash operations and core business performance, and their related income tax effect and other tax adjustments (in millions, except for per share amounts):

	Year Ended December 31, 2016	Year Ended December 31, 2015	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015
Net income attributable to ICE	$1,422	$1,274	$352	$370
Add: NYSE and Interactive Data transaction and integration costs	46	83	15	52
Add: Employee severance costs related to Creditex U.K. brokerage operations	4	—	—	—
Add: Creditex customer relationship intangible asset impairment	33	—	—	—
Add: Amortization of acquisition-related intangibles	302	140	72	41
Add: Pre-acquisition interest expense on debt issued for Interactive Data acquisition	—	5	—	5
Add: Litigation settlements and accrual, net of insurance proceeds	—	15	—	—
Less: Income tax effect for the items above	(143)	(83)	(32)	(31)
Less: Deferred tax adjustments on acquisition-related intangibles	(22)	(82)	(2)	(68)
Add: Other tax adjustments	23	7	23	—
Adjusted net income attributable to ICE	$1,665	$1,359	$428	$369

Diluted earnings per share attributable to ICE	$2.37	$2.28	$0.59	$0.66

Adjusted diluted earnings per share attributable to ICE	$2.78	$2.43	$0.71	$0.65

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) operates the leading network of regulated exchanges and clearing houses, and is a provider of global data and listing services. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 7, 2017. We caution you not to place undue reliance on these forward looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

Investor & Media Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications

+1 770 857 4726

kelly.loeffler@theice.com